Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cryptyde, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Shares of common stock $0.001 par value per share	457	(c)	23,993,525	(1)	$8.08	(2)	$193,867,682.00	$0.0000927	$17,971.53

Fees Previously Paid	Equity	Shares of common stock $0.001 par value per share	457	(a)	10,533,332		$10.00		$105,333,320.00	$0.0000927	$9,764.40
	Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A		N/A				N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts								$193,867,682.00		$17,971.53
	Total Fees Previously Paid										$9,764.40
	Total Fee Offsets										$0.0
	Net Fee Due										$8,207.13

1The shares of Common Stock of Cryptyde, Inc. (the “Registrant”) are being registered on this Registration Statement are (i) shares issuable upon conversion of an outstanding convertible note (3,333,333 of the shares of Common Stock being registered), and (ii) issuable upon exercise of outstanding warrants (19,160,192 of the shares of Common Stock being registered) and (iii) 1,500,000 shares of Common Stock which were issued on May 20, 2022.

2 Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $8.08, which is the average of the high and low prices of the Common Stock on June 2, 2022 on the Nasdaq Capital Market.